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                                                                   EXHIBIT 10.07

                     AMENDED AND RESTATED LICENSE AGREEMENT


        This AGREEMENT made on December __, 1998, and effective as of the 29th day of October, 1997, by and between CBS Broadcasting, Inc. (formerly known as CBS Inc.), 51 West 52nd Street, New York, New York 10019 (herein called "CBS"), and Marketwatch.Com, LLC, 825 Battery St., San Francisco, CA 94111 (herein called "MarketWatch") hereby amends and restates the License Agreement entered into between the parties as of October 29, 1997 (that was attached to and formed a part of the CONTRIBUTION AGREEMENT, dated as of October 29, 1997, between CBS, INC., DATA BROADCASTING CORPORATION ("DBC") and MARKETWATCH.COM,LLC).


1. DEFINITIONS


        1.1 "Acquired Business" means a corporation, partnership, limited liability company, other business entity or division of any of the foregoing or assets of the foregoing constituting a business or line of business acquired by the Company or any of its subsidiaries.



        1.2 "CBS Content Pages" means pages of the MarketWatch Site that include any CBS News Content.



        1.3 "CBS License Guidelines and Restrictions" or "CBS License Guidelines" means the clearance, form, format and use restrictions and procedures set forth in Exhibit 2 attached hereto which MarketWatch shall adhere to in its use of CBS News Content, CBS Marks, MarketWatch Site Content on the MarketWatch Site.



        1.4 "CBS Marks" means the following CBS registered trademarks, as shown in Exhibit 1 attached hereto: CBS(R) and the CBS "Eye" design.



        1.5 "CBS News Content" means any current news Television Content (excluding, for avoidance of doubt, any archival Content or television/radio program outtakes and the content to be supplied by MarketWatch to CBS in connection with the Broadcast Personnel Agreement to be entered into between the parties herewith) related to business and financial issues and contained in CBS News' regularly scheduled hard news broadcasts, scheduled special events coverage and unscheduled live breaking news coverage which CBS has the right to license for use on the Internet. (Nothing herein shall be construed to grant MarketWatch any rights to CBS Radio Content or any Content of CBS Cable [i.e., Content contained in coverage or broadcasts of the CBS Radio division of CBS and/or CBS Cable]).



        1.6 "Content" means text, graphics, photographs, video, audio and/or other data or information, including, without limitation, Television Content, relating to any subject.



        1.7 "Core Business" means an Internet service or Web site that (i) provides information or services of a financial nature, including without limitation the delivery of financial news or real-time or delayed stock market quotations to consumers, or (ii) uses the CBS Marks.



        1.8 "Date and Time Network Guidelines" means the guidelines issued by CBS which restrict any advertisement from disclosing the date and time of the program or event advertised.


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        1.9 "Intellectual Property Rights" means all inventions, discoveries, trademarks, patents, trade names, copyrights, moral rights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, including without limitation (a) rights under any royalty or licensing agreements, and (b) programming and programming rights, whether on film, tape or any other medium.



        1.10 "Internet" means global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise, and any subset of such global network, such as "intranets."



        1.11 "Internet Site" means any site or service delivering Content on or through the Internet, including, without limitation, any on-line service such as America Online, Compuserve, Prodigy and the Microsoft Network.



        1.12 "MarketWatch Content" means any Content owned or controlled by MarketWatch other than CBS Property (as defined in subparagraph 7.1(a)).



        1.13 "MarketWatch Site" means the Internet Web sites owned or controlled by MarketWatch as of the effective date of this Agreement that provide stock quotes, personal finance information and business, stock stories and that are accessed via (i) the top-level domains Marketwatch.com and Stockchat.com, (ii) the URLs http://cbs.marketwatch.newsalert.com, http://www.marketwatch.newsalert.com and http://www.marketwatchrt.newsalert.com
(or any successor URLs), (iii) the URL http://www.dbc.com (so long as www.dbc.com serves only as an entry point to the foregoing URLs); and (iv) any Mirror Site.



        1.14 "Mirror Site" means an Internet Site which contains the exact form and content as the MarketWatch Site which (a) is located at a geographic location distinct from the MarketWatch Site and (b) is created for the purpose of improving the performance of and accessibility to the MarketWatch Site. For purposes of clarification, a mirror site may be used only in accordance with the preceding purposes.



        1.15 "Person" means any natural person, legal entity, or other organized group of persons or entities. (All pronouns whether personal or impersonal, which refer to Person include natural persons and other Persons.)



        1.16 "Television Content" consists of Content broadcast on television.



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2. LICENSE

        2.1 CBS grants to MarketWatch, during the term of this Agreement and subject to the terms and conditions contained herein, the non-exclusive right and license:

                (a) to use, copy, publicly display, edit, revise, perform, distribute or otherwise make available on or through the MarketWatch Site, the CBS News Content, to the extent CBS has the right to so license such Content. CBS agrees that users of the MarketWatch Site may view, access, retrieve, copy and print only for noncommercial private use any CBS News Content distributed hereunder on the MarketWatch Site.

                (b) to use the CBS Marks, together with the MARKETWATCH mark, in connection with MarketWatch's advertising, promotion and operation of the MarketWatch Site.

                (c) to use the CBS Marks in connection with identifying, marketing and promoting MarketWatch Content to third-parties, provided that such MarketWatch Content is also branded with the MARKETWATCH mark.

Nothing in this Agreement grants MarketWatch ownership or other rights in or to the CBS News Content or the CBS Marks, except in accordance and to the extent of this license.

        2.2 MarketWatch's exercise of the rights granted herein shall conform to the restrictions or requirements set forth in the CBS License Guidelines (attached hereto as Exhibit 2), as such License Guidelines may be amended or revised from time to time by CBS, in its reasonable discretion, to reflect any changes in the business, practice, procedures or policies of CBS.

        2.3 (a) MarketWatch shall have access to all CBS News Content, and, subject to the conditions stated in the next sentence, CBS shall deliver, at times reasonably requested by MarketWatch, all CBS News Content in a mutually agreed form and format (including, for avoidance of doubt, video and text, to the extent reasonably possible). CBS shall have the right to refuse to deliver to MarketWatch any CBS News Content if, in CBS's sole discretion, the CBS News Content or the use contemplated, conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject CBS to liability for any reason.

                (b) MarketWatch shall be responsible for and shall reimburse CBS for all actual costs and expenses, above and beyond those expenses normally incurred by CBS in the ordinary course of business, which are incurred by CBS in preparing and/or delivering the CBS News Content in the desired form and format, and which are agreed to in advance by MarketWatch. Any amounts to be paid under this paragraph 2.3(b) shall be due and payable within 30 days of receipt of an invoice relating to such amounts. Those amounts will also be recoupable from all monies becoming payable to MarketWatch under this or any other Agreement or otherwise to the extent to which they have not actually been paid or reimbursed as provided for in the preceding sentence.

        2.4 All Content which MarketWatch intends to use on the MarketWatch Site shall consist of business or financial-related content and other content deemed appropriate by CBS. During the term of this Agreement, any Content displayed on the MarketWatch Site shall be


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subject to any restrictions or requirements set forth in the CBS License
Guidelines. CBS shall have the right to demand the withdrawal from the MarketWatch Site of any Content which in CBS's sole opinion conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or which might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject CBS to liability for any reason. Upon notice from CBS to withdraw the Content concerned, MarketWatch shall cease using any such Content on the MarketWatch Site as soon as commercially and technically feasible, but in any event within three (3) days after the date of CBS's notice. If MarketWatch cannot cease using such Content within twenty-four
(24) hours, MarketWatch will so notify CBS detailing why the cessation cannot be effected within twenty-four (24) hours and when the cessation will be effected, subject to the terms of the preceding sentence.

        2.5 (a) During the term of this Agreement, MarketWatch shall consult with CBS regarding the general (visual and editorial) presentation of the CBS News Content on the MarketWatch Site; provided, however, that in the event the parties cannot agree in any instance, then CBS's decision will be conclusive. In no event shall MarketWatch distort or misrepresent any material contained in the CBS News Content. No CBS News Content shall be used/displayed out of context; MarketWatch shall have the right (subject to CBS License Guidelines) to edit and revise the CBS News Content to meet spatial requirements provided that any such edits or revisions shall not distort or misrepresent any events, opinions or statements contained in the CBS News Content received by MarketWatch.

                (b) MarketWatch shall be solely responsible for the engineering, production, maintenance and monitoring of all CBS News Content which MarketWatch makes available on the MarketWatch Site.

                (c) Subject to any restrictions or requirements in the CBS License Guidelines, MarketWatch shall have the right, but not the obligation, to correct any errors, omissions and/or inaccuracies in the transmission or transcription of the CBS News Content identified by MarketWatch or reported to MarketWatch by MarketWatch Site users.

                (d) Notwithstanding anything to the contrary contained herein, upon notice from CBS, MarketWatch shall immediately cease using any CBS News Content which (i) in CBS's sole opinion, conflicts, interferes with or is detrimental to CBS's reputation or business or (ii) becomes subject to any third party restriction or claim which would prohibit, limit or restrict the use thereof on the Internet.

        2.6 In the event that MarketWatch desires to use any music contained in any CBS News Content on the MarketWatch Site, prior to such use, MarketWatch shall (i) report to the applicable music rights society on behalf of CBS, all titles and publishers of all such music and, (ii) secure, at its sole cost and expense, and pay for all performing, duplication and/or recording rights licenses, if any, necessary for the use of such music on the Internet. CBS shall endeavor to deliver to MarketWatch accurate music cue sheets for all such music.

        2.7 Upon expiration or termination of this Agreement, MarketWatch shall cease all use of the CBS Marks as provided in Section 4.4 below, and, except as otherwise provided in this paragraph, any CBS News Content or Content derived therefrom in connection with the operation of the MarketWatch Site or otherwise. In connection with the above, MarketWatch


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shall immediately remove or erase the CBS News Content (and any Content derived therefrom) and CBS Marks from the MarketWatch Site, and from any advertising and promotional materials, as soon as commercially and technically practicable, given customary Internet business practices, but in no event shall any such material remain on the MarketWatch Site more than five (5) days after expiration or CBS's notice of termination, as applicable, and at CBS's request, MarketWatch shall furnish CBS with certified evidence of such removal or erasure satisfactory to CBS.

3. TERM


        3.1 The term of this Agreement shall begin on October 29, 1997 and shall continue in full force and effect for a period of eight (8) consecutive years, through and including October 29, 2005, unless it is terminated earlier in accordance with the terms and conditions contained herein.


4. TRADEMARKS

        4.1 (a) CBS shall deliver to MarketWatch a copy of each CBS Mark in the form in which such Mark may be used by MarketWatch hereunder. Both parties acknowledge that the CBS Marks are trademarks exclusively owned or controlled by CBS Broadcasting Inc. and that all uses by MarketWatch of such CBS Marks shall inure to CBS's benefit. MarketWatch shall maintain CBS quality standards with respect to its use of the CBS Marks, and otherwise use the CBS Marks subject to any reasonable restrictions or requirements disclosed by CBS (including any requirements/restrictions delineated in the CBS License Guidelines).

                (b) In the event that during the term of this Agreement MarketWatch shall create any proprietary right in any CBS Marks, as a result of the exercise by MarketWatch of any right granted to it hereunder, such proprietary right shall immediately vest in CBS and MarketWatch shall be authorized to use such new proprietary right as though same had specifically been included in this Agreement.

        4.2 (a) MarketWatch shall not file any application in any country to register a trademark which contains "CBS," the CBS "eye" or any other trademark which is the same as, similar to, or misleading with respect to the CBS Marks or any other CBS trademark. If any application for registration is filed in any country by MarketWatch in contravention of this paragraph 4.2, CBS shall have the right to take appropriate action against MarketWatch, including seeking injunctive relief, to prohibit or otherwise restrain MarketWatch's use of the infringement party's use of the infringing mark.

                (b) MarketWatch shall furnish CBS proofs of all materials bearing any CBS Marks (including, without limitation, advertising and publicity materials). MarketWatch will not authorize full scale production of any such material until after obtaining CBS's written approval in each instance. Any changes in such material shall also be subject to CBS's prior written approval. Approval by CBS shall not relieve MarketWatch of any of its warranties or obligations under this Agreement and all materials that bear any CBS Marks shall strictly conform with the samples and proofs approved by CBS. Samples and materials to be approved by CBS shall be submitted to the Associate General Counsel, Contracts, Rights and Development, CBS Law Department and/or such other person that may be designated in writing by CBS. The materials


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bearing the CBS Marks which are identified in Exhibit 3 attached hereto are hereby deemed approved by CBS.

        4.3 In the event that MarketWatch learns of any infringement, threatened infringement, or passing off of the CBS's trademarks or logos licensed for use under this Agreement, or that any Person claims or alleges that the such trademarks or logos are liable to cause deception or confusion to the public, then MarketWatch shall notify CBS of the particulars thereof.

        4.4 Upon the expiration or termination of this Agreement, MarketWatch shall cease all use of the CBS Marks, as soon as commercially and technically practicable, but in any event, no later than five (5) days after expiration or termination of this Agreement.

5. COMPENSATION

        5.1 In consideration of the rights herein granted, MarketWatch shall pay CBS a royalty computed at the applicable percentage, indicated below, of the Gross Revenues recognized by MarketWatch during the year concerned, as follows:

                (a) (i) During the 1998 calendar year:


                              (A) With respect to the first Fifty Million
                Dollars ($50,000,000) of Gross Revenues recognized over and above the first One Million Dollars ($1,000,000) of Gross Revenues recognized during such year: 8%.



                              (B) With respect to Gross Revenues recognized in
                excess of Fifty-One Million Dollars ($51,000,000): 6%.


                        (ii) During the 1999 calendar year:


                              (A) With respect to the first Fifty Million
                Dollars ($50,000,000) of Gross Revenues over and above the first Five Hundred Thousand Dollars ($500,000) of Gross Revenues recognized during such year: 8%.



                              (B) With respect to Gross Revenues recognized in
                excess of Fifty Million Five Hundred Thousand Dollars ($50,500,000): 6%.


                        (iii) During each calendar year (or portion thereof, if
                applicable) subsequent to the 1999 calendar year:


                              (A) With respect to the first Fifty Million
                Dollars ($50,000,000) of Gross Revenues recognized during such calendar year (or portion thereof, if applicable): 8%.



                              (B) With respect to Gross Revenues recognized in
                excess of Fifty Million Dollars ($50,000,000): 6%.



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                (b) (i) For avoidance of doubt, for purposes of this paragraph
        5.1, calculation of Gross Revenues shall be made on a calendar yearly basis, rather than a cumulative basis.


                        (ii) (A) "Gross Revenues" as used in this paragraph 5.1
                shall mean gross operating revenues (excluding the revenues described in the last sentence of this paragraph 5.1(b)(ii)(A) and in 5.1(b)(ii)(B)) of MarketWatch, its subsidiaries and, to the extent of any dividends or other distributions paid to MarketWatch or its subsidiaries, any Person in which MarketWatch or any of its subsidiaries has an interest, derived from the Core Business presented in accordance with generally accepted accounting principles and, if applicable, based on revenues as reported in the periodic quarterly and annual statements required by the Securities and Exchange Commission, provided that Gross Revenues shall not be reduced for royalties, commissions (except as otherwise set forth in clause 5.1(b)(ii)(B) below) fees or other expenses incurred in generating such operating revenue. If an income statement of MarketWatch presents operating revenue net of any reductions not allowed under this Section 5, then for purposes of this paragraph 5.1, operating revenue as presented shall be increased by the amount of reductions. Sources of operating revenue include, but are not limited to, advertising, sponsorship, partnership/commerce, subscriptions, and sales of products and services and shall include all monetary consideration and the fair value of all non-monetary considerations. Sources of operating revenue shall not include: (I) revenue realized by MarketWatch pursuant to paragraph 1.2 of the DBC Services Agreement between DBC and MarketWatch dated as of October 27, 1997, as amended and restated on _________________ [DATE] (the "Services Agreement") (i.e., the stated dollar portion of subscriber fees from various DBC-owned subscriber devices (including portable personal computers) and the stated percentage of Net Revenues (as defined in the Services Agreement) derived from the real-time market feeds currently known as MarketWatch Live and MarketWatch RT); (II) revenue realized from advertisements purchased by DBC from MarketWatch which advertise/promote DBC on the MarketWatch Site; (III) revenue realized from advertisements purchased by any third party advertising on the MarketWatch Site if and to the extent CBS determines that revenues from such Person should be excluded from the calculation of "Gross Revenues" under this Section
                5.1; and (IV) an amount equal to the total revenues (calculated in accordance with U.S. generally accepted accounting principles) for the 12 months prior to the date of consummation of the acquisition of such Acquired Business.


                              (B) Notwithstanding anything to the contrary
                contained in clause 5.1(b)(ii)(A) above, Gross Revenues may be reduced by the amount of any sales representative commission(s) paid by MarketWatch to any third party sales representative(s) not affiliated with MarketWatch and in which MarketWatch has no interest, not to exceed fifteen percent (15%) of the actual ad price in each instance. Additionally, Gross Revenues for any particular quarterly period shall not include revenues reported by MarketWatch as a result of revenues recognized prior to the effective date of the acquisition of an entity acquired by MarketWatch and accounted for as a pooling of interest transaction.

        5.2 In the event that the rights granted by CBS to MarketWatch pursuant to this Agreement cause CBS to recognize income for federal income tax


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purposes in an amount which exceeds the amount prescribed for such rights in paragraph 5.1 above (the "Excess"), then the entire amount of any deductions available to MarketWatch solely attributable to such Excess shall be allocated by MarketWatch to CBS.

6. ACCOUNTINGS

        6.1 MarketWatch will compute Gross Revenues as of each March 31, June 30, September 30 and December 31 for the prior three (3) months. Within ninety-five (95) days after the fourth calendar quarterly period and within forty-five (45) days after each of the first three (3) calendar quarterly periods concerned, MarketWatch will send CBS a statement covering Gross Revenues and will pay CBS CBS's share of Gross Revenues due. Acceptance by CBS of any statement or payment shall not preclude CBS from challenging the accuracy thereof.

        6.2 MarketWatch will maintain accurate books and records which report the recognition of Gross Revenues. CBS may, at its own expenses, examine and copy those books and records, as provided in this paragraph. CBS may make such an examination for a particular statement within three (3) years after the date when the other party sends the examining party the statement concerned. (MarketWatch will be deemed conclusively to have sent CBS the statement concerned on the date prescribed in paragraph 6.1, unless CBS notifies MarketWatch otherwise with respect to any statement, within ninety (90) days after that date). CBS may make those examinations only during MarketWatch's usual business hours, and at the place where it keeps the books and records. Such books and records shall be kept at the MarketWatch office in San Francisco, California, unless otherwise notified. CBS will be required to notify MarketWatch at least ten (10) days before the date of planned examination. If CBS's examination has not been completed within two months from the time CBS begins it, MarketWatch may require CBS to terminate it on seven (7) days notice to CBS at any time, provided that MarketWatch has cooperated with CBS in the examination of such books and records.

7. RIGHTS

        7.1 (a) As between CBS and MarketWatch: CBS is or shall be the exclusive owner of and shall retain all right, title and interest to the CBS's News Content or any Content derived therefrom, and the CBS Marks, including all Intellectual Property Rights therein (the "CBS Property").

                (b) MarketWatch is the exclusive owner of and shall retain all right, title and interest to the MarketWatch Content or any Content derived therefrom, the MarketWatch Site, MarketWatch marks, and all Intellectual Property Rights therein, excluding the CBS Property.

                (c) MarketWatch shall place a notice of copyright on each CBS Content Page in accordance with the CBS License Guidelines. No CBS Content Page shall contain any other copyright notice whatsoever except as provided in the CBS License Guidelines. MarketWatch shall cooperate fully with CBS in connection with CBS's obtaining appropriate copyright protection in the name of CBS for any CBS Content Page.


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        7.2 Each party agrees to take all action and cooperate as is reasonably necessary, at the other party's request and expense, to protect the other's respective rights, titles, and interests specified in this Article 7, and further agrees to execute any documents that might be necessary to perfect each party's ownership of such rights, titles, and interests.

        7.3 (a) During the term of this Agreement, CBS shall not license nor authorize another to license any Person other than MarketWatch the right to use the CBS Marks in connection with promoting in the United States any Internet service or Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers.

            (b) MarketWatch acknowledges and agrees that the following are either not within the express terms of the preceding prohibition or, if so, shall nevertheless be excluded from said prohibition:

                (1) any use of the CBS Marks by CBS, its divisions, business units, affiliates and/or any of the following CBS related entities in connection with any of the above Person's Internet service(s) or Web site(s) as long as such Internet service or Web site does not have as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers:

                       (i) the CBS Television Network;

                      (ii) any CBS owned and operated or affiliated standard
               television station;

                     (iii) CBS Cable;

                      (iv) any CBS non-standard television network;

                       (v) any CBS owned or affiliated non-standard television
               facilities;

                      (vi) the CBS Radio Network;

                     (vii) any CBS owned and affiliated radio station;

                    (viii) Westwood One, Inc.; and

                      (ix) any Internet services in which CBS currently has an
               interest (such as CBS SportsLine);

                (2) an Internet service or Web site that delivers general news, sports or entertainment, with a financial news segment or portion included, will not be considered to have as its primary function or as its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers;

                (3) an Internet service or Web site will not be considered to have as its primary function or as its principal theme and format the delivering of comprehensive real-time


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or delayed stock market quotations and financial news in the English language to consumers solely on the basis of its providing a stock price ticker crawl line;


                (4) any activity conducted by CBS and/or its affiliates as of December __, 1998, the execution date of this Agreement;


                (5) any activity conducted by a CBS Television or Radio Network Affiliate that is not a CBS owned and operated television or radio station;

                (6) any activity of Westwood One, Inc. provided that such activity does not produce a substantial portion of revenues from an Internet service or Web site that has as its primary function and principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers;


                (7) any Internet services in which CBS has an interest as of December __, 1998, the execution date of this Agreement;


                (8) any transmission, retransmission, uplink or satellite transponder delivery of any signal, of any nature or type, by and through CBS Cable; and

                (9) any occasional use of the CBS Marks by an Internet service or Web site, as opposed to repeated and regular use.

8. WARRANTIES; REPRESENTATIONS; INDEMNITIES

        8.1 (a) CBS represents and warrants that:

                        (i) it has full power and authority to enter into this
                Agreement.

                        (ii) it has sufficient right and authority to grant to
                MarketWatch all licenses and rights granted by CBS hereunder.

                        (iii) the CBS Marks and the use thereof as permitted
                pursuant to this Agreement shall not violate any law or infringe upon or violate any rights of any Person.

                        (iv) the CBS Content and the use thereof as permitted
                pursuant to this Agreement shall not violate any United States law or infringe upon or violate any rights of any Person under any United States law.

                (b) MarketWatch represents and warrants that:

                        (i) it owns or controls all right, title, and interest
                in and to the MarketWatch Site, and all Intellectual Property Rights therein, necessary to carry out its obligations hereunder and to grant and assign the rights and licenses granted to CBS herein.

                        (ii) it is has the full power and authority to enter
                into and fully perform this Agreement.


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                        (iii) the MarketWatch Site, any MarketWatch Site Content
                and any Content developed or furnished by MarketWatch hereunder and the use thereof shall not violate any law or infringe upon or violate any rights of any Person.

                        (iv) the MarketWatch Site will be produced, advertised,
                distributed, transmitted and licensed in accordance with all applicable federal, state, local and foreign laws and in a manner that will not reflect adversely on CBS.

        8.2 (a) Each party shall at all times indemnify, hold harmless and defend the other party in accordance with the indemnification provisions (applicable to such party) set forth in Article VI of the Contribution Agreement among CBS, MarketWatch and DBC dated as of October 29, 1997 (the "Contribution Agreement"); provided, however, that, MarketWatch agrees that neither CBS nor any agent, subsidiary, or representative of CBS shall have any liability, contingent or otherwise, for the truthfulness, accuracy or timeliness of the CBS News Content, or for any decision made or action taken by MarketWatch or its customers in reliance upon the CBS News Content except to the extent that such liability arises from CBS's malfeasance or nonfeasance. THERE IS NO WARRANTY OF MERCHANTABILITY NOR WARRANTY OF FITNESS FOR A PARTICULAR USE, NOR ANY IMPLIED WARRANTY OF ANY KIND, REGARDING THE CBS NEWS CONTENT. MARKETWATCH RECOGNIZES THAT THE ACCURACY OF THE CBS NEWS CONTENT SHOULD BE CHECKED BEFORE ITS CUSTOMERS RELY ON IT.

                (b) IN NO EVENT WILL MARKETWATCH OR CBS BE LIABLE TO MARKETWATCH'S CUSTOMERS, EACH OTHER, OR ANY OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, OR DAMAGES THAT RESULT FROM INCONVENIENCE, DELAY OR LOSS OF THE USE OF THE CBS NEWS CONTENT), OR CLAIMS ARISING IN TORT (INCLUDING NEGLIGENCE), EVEN IF MARKETWATCH OR CBS HAS BEEN ADVISED OF OR IS OTHERWISE AWARE OF THE POSSIBILITY OF ANY OF THE FOREGOING.

                (c) Neither MarketWatch nor CBS shall be liable for any loss resulting from a cause over which such entities do not have direct control, including but not limited to the failure of electronic or mechanical equipment or communication lines, telephone or other interconnect problems, unauthorized access or theft.

                (d) MarketWatch agrees to indemnify and hold CBS harmless from and against any and all claims, losses, liability, costs and expenses (including but not limited to attorneys' fees) to the extent arising from or relating to MarketWatch's modification of the CBS News Content, or the combination of the CBS News Content with other information or content, and/or MarketWatch's violation of this Agreement.

9. REMEDIES

        9.1 CBS shall have the right to terminate this Agreement upon providing written notice to MarketWatch if (any of the following occurs):

                (a) MarketWatch breaches any material term or condition of this Agreement, and has failed to cure such breach within ten (10) days after written notice of such breach from CBS. The foregoing cure period will not apply where a specific cure period is provided herein, or to breaches incapable of being cured.

                (b) MarketWatch: (i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors;
(ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing: (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iv) is liquidated or dissolved; or (v) issues to a CBS competitor or actively participates in the acquisition by a CBS competitor, in any one transaction or any series of transactions, of a number of voting securities of MarketWatch such that after such issuance or acquisition or series of issuances or acquisitions, such CBS competitor beneficially owns, directly or indirectly, nine percent (9%) or more of the outstanding common stock of MarketWatch or nine percent (9%) or more of the total voting power of MarketWatch.

                (c) any CBS competitor beneficially owns, directly or indirectly, fifteen percent (15%) or more of the then-outstanding shares of common stock of MarketWatch or fifteen percent (15%) or more of the total voting power of MarketWatch.

                (d) If MarketWatch discontinues using the "MARKETWATCH" mark and, within a reasonable time thereafter, MarketWatch does not establish a substitute mark acceptable to CBS in its sole discretion.

                (e) Notwithstanding the foregoing, for purposes of this Section 9.1, the mere acquisition by a CBS competitor of an interest in DBC which acquisition constitutes or triggers a "DBC Change of Control" (as defined in the Stockholders' Agreement dated as of the date hereof among CBS, DBC and MarketWatch) shall not be deemed to constitute the acquisition, directly or indirectly, of, "beneficial ownership," common stock or "voting power" of MarketWatch in the absence of other facts demonstrating "beneficial ownership" thereof.

                For purposes of this Section 9.1: (i) the term beneficial ownership shall have the meaning set forth in Section 13(d) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
(ii) the term total voting power shall mean, at any time, the total number of votes that may be cast in the election of directors of MarketWatch at any meeting of the holders of voting securities held at such time for such purpose; and (iii) the term voting securities shall mean the common stock of MarketWatch and any other securities issued by MarketWatch having the power to vote in the election of directors of MarketWatch, including without limitation any securities having such power only upon the occurrence of a default or any other extraordinary contingency.

        9.2 MarketWatch shall have the right to terminate this Agreement if CBS breaches any material term or condition of this Agreement, and has failed to cure such breach within thirty (30) days after receipt of written notice of such breach.

        9.3 Either Party may exercise its right to terminate pursuant to this
Section 9 by sending the other party appropriate notice. No exercise by CBS of its rights under this Section 9 will limit CBS's remedies by reason of MarketWatch's default, CBS's rights to exercise any other rights under this
Section 9, or any of CBS's other rights. No exercise by MarketWatch of its rights under this Section 9 will limit MarketWatch's remedies by reason of CBS's default, MarketWatch's rights to exercise any other rights under this Section 9, or any of Marketwatch's other rights.

10. GENERAL

        10.1 Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, (i) MarketWatch may assign this Agreement to its successor, MarketWatch.com, Inc., a Delaware corporation, provided that MarketWatch.com, Inc. thereafter succeeds to all of the rights and is subject to all of the obligations of MarketWatch under this Agreement, and (ii) CBS may assign this Agreement or any of its rights and obligations hereunder to any entity controlling, controlled by or under common control with, CBS, or to any entity that acquires CBS by purchase of stock or by merger or otherwise, or by obtaining substantially all of CBS assets (a "CBS Assignee"), provided that any such CBS Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of CBS under this Agreement.

        10.2 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of CBS and MarketWatch agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of CBS and MarketWatch further agrees that service of any process, summons, notice or documents by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any maters to which it has submitted to jurisdiction in this Section 10.2. Each of CBS and MarketWatch irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        10.3 Each party shall comply in all material respects with all laws and regulations applicable to its activities under this Agreement.

        10.4 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforcability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

        10.5 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)    if to MarketWatch,

                      MarketWatch.Com Inc.
                      825 Battery St.,
                      San Francisco, CA 94111

                      Attention of Larry Kramer and Peter Bardwick

               (ii)   if to CBS,

                      CBS Broadcasting Inc.
                      51 West 52nd Street
                      New York, New York 10019

                      Attention of Fredric G. Reynolds and
                                   Louis J. Briskman

        with copies to:

                      CBS Broadcasting Inc.
                      51 West 52nd Street
                      New York, New York 10019

                      Attention of General Counsel, and

                      Cravath, Swaine & Moore
                      825 Eighth Avenue
                      New York, New York 10019

                      Attention of Peter S. Wilson, Esq., and

                      Data Broadcasting Corporation
                      3955 Point Eden Way
                      Hayward, CA 94549

                      Attention of Mark F. Imperiale

        10.6 The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

        10.7 No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

        10.8 This Agreement, along with the Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

        10.9 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

        10.10 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any two parties hereto may waive compliance by the third party with any term or provision of this Agreement that such third party was or is obligated to comply with or perform.

        10.11 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

        10.12 Except as provided in Article VI of the Contribution Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns (including MarketWatch.com, Inc., the successor to MarketWatch) and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        10.13 The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARKETWATCH.COM, LLC                        CBS BROADCASTING INC.


By:                                         By:
   ------------------------------------        ---------------------------------

Name: Peter Bardwick                        Name:
     ----------------------------------          -------------------------------

Title: CFO and Secretary                   Title:
      ---------------------------------          -------------------------------


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

                                    EXHIBIT 1



(Attached to and forming a part of the Agreement, made December __, 1998, and effective as of October 29, 1997 between CBS Broadcasting Inc. and Marketwatch.Com, LLC)



                                    CBS MARKS

                                       CBS


                                 [EYEBALL LOGO]


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

                                    EXHIBIT 2



(Attached to and forming a part of the Agreement, made December __, 1998, and effective as of October 29, 1997 between CBS Broadcasting Inc. and Marketwatch.Com, LLC)



                     CBS LICENSE GUIDELINES AND RESTRICTIONS


I. GENERAL

        The MarketWatch Site shall not include Content that: (i) is sexually explicit, (ii) contains profanity or (iii) that denigrates a particular group based on gender, race, creed, religion, sexual preference or handicap.

II. CBS NEWS CONTENT

        1. Each party shall notify the other of all errors, omissions, and/or inaccuracies in transmission or transcription of the CBS News Content within forty-eight (48) hours after it becomes aware thereof.

        2. If MarketWatch provides such notice, it shall specify to CBS what action, if any, it has taken to correct the error, omission and/or inaccuracy.

        3. If CBS provides such a notice, or receives such notice, it may specify the action to be taken by MarketWatch to correct the error, omission and/or inaccuracy or resubmit such content.

        4. All CBS News Content shall be subject to restrictions and instructions disclosed by CBS at any time.

        5. CBS shall have the right to refuse to deliver to MarketWatch any CBS News Content if, in CBS's sole discretion, the CBS News Content or the use contemplated, conflicts with, interferes with or is detrimental to CBS's interests, reputation or business or which might subject CBS to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject CBS to liability for any reason.

        6. MarketWatch shall abide by responsible journalistic standards. No CBS News Content shall be used/displayed out of context. MarketWatch shall no distort or misrepresent any events, opinions or statements contained in the CBS News Content received by MarketWatch.

III. TRADEMARKS


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

        MarketWatch shall place a trademark notice to be furnished by CBS on all items or materials utilizing CBS Marks. CBS shall provide MarketWatch with the manner, style and placement of such notice, which shall be deemed incorporated into this Section.

IV. CROSS-LINKS

        1. MarketWatch shall not establish any links from the MarketWatch Site to any gambling, pornographic or obscenity Content.

        2. MarketWatch shall not conduct any cross promotions between the MarketWatch Site and any Internet Site which uses or exhibits gambling, pornographic or obscenity Content.

V. OWNERSHIP

        1. MarketWatch shall place an appropriate copyright notice to be furnished by CBS on all CBS Content Pages of the MarketWatch Site.

        2. MarketWatch and CBS shall mutually develop the procedures for placing any third party copyright notice on any CBS Content Page.


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                                    EXHIBIT 3

                           APPROVED USAGE OF CBS MARKS



        The following materials (bearing the CBS marks) are approved:

        Munsingware long sleeve t-shirt
        grey & black pens
        white cocktail napkin
        business card, subject to * below

        *CBS has a colored photostat of the business card which reflects the outer circle of the "Eye" fading into the black background. Assuming that the fading is due to the photostatic process, then the card is acceptable .

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